Exhibit 15
ACKNOWLEDGEMENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders of Harris Corporation
We are aware of the incorporation by reference in the following Registration Statements:

Form S-3 ASR	No. 333-213408	Harris Corporation Debt and Equity Securities
Form S-4	No. 333-202539	Harris Corporation Shares of Common Stock
Form S-8	No. 333-192735	Harris Corporation Retirement Plan
Form S-8	No. 333-130124	Harris Corporation 2005 Equity Incentive Plan
Form S-8	No. 333-207774	Harris Corporation 2015 Equity Incentive Plan
of our report dated November 2, 2016 relating to the unaudited condensed consolidated interim financial statements of Harris Corporation that are included in its Form 10-Q for the quarter ended September 30, 2016.

/s/ Ernst & Young LLP
Orlando, Florida
November 2, 2016